As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-208676

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANUWAVE Health, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3841	20-1176000
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

11475 Great Oaks Way, Suite 150 Alpharetta, Georgia 30022
(770) 419-7525

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin A. Richardson, II

Acting Chief Executive Officer
SANUWAVE Health, Inc.

11475 Great Oaks Way, Suite 150
Alpharetta, Georgia 30022
(770) 419-7525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

John C. Ethridge, Jr., Esq. Smith, Gambrell & Russell, LLP Promenade II, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 815-3500	David E. Danovitch, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, NY 10022 Telephone (212) 603-6300 Fax: (212) 956-2164

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (Registration No. 333-208676) is being filed to deregister all of the Units and underlying securities that were registered but unsold under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (Registration No. 333-208676) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Explanatory Note

Deregistration of Unsold Securities

SANUWAVE Health, Inc. (the “Registrant”) filed Form S-1 Registration Statement (Registration No. 333-208676) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on February 17, 2016, pursuant to which the Registrant registered up to $4,000,000 of Units (the “Units”) with each Unit consisting of (i) one (1) share of our common stock, $0.001 par value (the “ Common Stock ”) and, (ii) one (1) detachable warrant (the “Warrants”) to purchase one (1) share of our Common Stock at an exercise price of $0.08 per share (together with the Common Stock and the Warrants, the “Underlying Securities”), up to 23,545,114 outstanding shares of Common Stock held by the selling stockholders listed therein and up to $400,000 of additional Warrants to be issued to the placement agent thereunder (“Placement Agent Warrants”) to purchase up to 6,666,667 shares of our Common Stock at an exercise price of $0.08 per share (the “Placement Agent Shares”).

The Registrant terminated the Offering as to the Units effective as of the close of business on April 15, 2016. As of the close of business on April 15, 2016, the Registrant had sold a total of $1,801,000 of Units in the “best efforts” public offering and issued $180,100 of Placement Agent Warrants to the placement agent thereunder. Thus, at the completion of the Offering, there remained unsold a total of $2,199,000 of Units and unissued a total of $219,900 of Placement Agent Warrants that remained unsold and unissued in the “best efforts” public offering. By filing this post-effective amendment, the Registrant hereby deregisters all of the Units, Placement Agent Warrants and the related Placement Agent Shares that were registered but unsold or unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alpharetta, State of Georgia, on September 23, 2016.

SANUWAVE Health, Inc.

By:	/s/ Kevin A. Richardson, II
Name: Kevin A. Richardson, II
Title: Acting Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin A. Richardson, II, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Date

By: /s/ Kevin A. Richardson, II Name: Kevin A. Richardson, II	Director and Acting Chief Executive Officer (principal executive officer)	September 23, 2016

By: /s/ Lisa Sundstrom Name: Lisa Sundstrom	Chief Financial Officer (principal financial and accounting officer)	September 23, 2016

By: /s/ John F. Nemelka Name: John F. Nemelka	Director	September 23, 2016

By: /s/ Alan L. Rubino Name: Alan L. Rubino	Director	September 23, 2016

By: /s/ A. Michael Stolarski	Director	September 23, 2016
Name: A. Michael Stolarski